Exhibit 5.1

[JONES DAY letterhead]

May 14, 2004

Brush Engineered Materials Inc.
17876 St. Clair Avenue
Cleveland, Ohio 44110

Re: Up to 2,087,250 Shares of Common Stock, No Par Value,
to Be Offered Through Underwriters

Ladies and Gentlemen:

     We are acting as counsel to Brush Engineered Materials Inc., an Ohio corporation (the “Company”), in connection with the issuance and sale of up to 2,087,250 shares of Common Stock, no par value, of the Company (the “Shares”), of which up to 1,972,250 Shares (the “Company Shares”) are to be issued and offered by the Company and 115,000 Shares (the “Selling Shareholder Shares”) are to be offered by certain selling shareholders (the “Selling Shareholders”), pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Company, the Selling Shareholders and KeyBanc Capital Markets, a division of McDonald Investments Inc., Jeffries & Company, Inc., BB&T Capital Markets, a division of Scott & Stringfellow, Inc., and Wm Smith Securities, Incorporated, as Representatives of the several Underwriters named in Schedule B thereto.

     In rendering this opinion, we have examined such documents and records and matters of law we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that, subject to the due approval of the specific terms of the issuance and sale of the Shares by the Board of Directors of the Company or its Pricing Committee:

     1. The Company Shares are duly authorized and, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, when the Registration Statement on Form S-3 relating to the Shares (the “Registration Statement”) becomes effective under the Securities Act of 1933 (the “Act”), will be validly issued, fully paid and nonassessable;

     2. The Selling Shareholder Shares are duly authorized, validly issued, fully paid and nonassessable.

Brush Engineered Materials Inc.

     3. When issued in accordance with the terms of the Rights Agreement, dated as of May 10, 2000, between the Company and National City Bank, N.A., as rights agent (the “Rights Agreement”), the Rights (as defined in the Rights Agreement) will be validly issued.

     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions are hereby limited to, the laws of the State of Ohio. We express no opinion with respect to any other jurisdiction.

     The opinion set forth in paragraph 3 is limited to the valid issuance of the Rights under the laws of the State of Ohio. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 3 above, we have assumed that the Directors of the Company have acted and will act in the good faith exercise of their business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.

     In rendering the opinion set forth in paragraph 3 above, moreover, we note that our research indicates that there are no reported decisions applying Ohio law concerning the authorization or issuance of securities substantially similar to the Rights. In the absence of directly applicable judicial authority, we have considered the pertinent provisions of Ohio law and the decisions of courts applying the laws of other jurisdictions to analogous factual situations. Although such decisions may be persuasive to Ohio courts, they have no binding precedential effect.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares and the Rights under the Act and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Jones Day